Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-209315 and 333-195694 on Form S-3 and Registration Statement Nos. 333-210037, 333-202630, 333-194749, 333-187057, and 333-181382 on Form S-8 of our report dated March 16, 2017, relating to the consolidated financial statements of Enphase Energy, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about its ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

San Francisco, California
March 16, 2017